CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 for Columbia Clean Power & Fuels, Inc. (formerly known as Freedom Resources Enterprises, Inc.), of our report dated February 24, 2010, relating to the December 31, 2009 and 2008 financial statements of Freedom Resources Enterprises Inc. (now known as Columbia Clean Power & Fuels, Inc.), which appears in such Prospectus.  We also consent to the reference to us under the heading "Experts".

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
February 14, 2011